Exhibit 5.1

30 ROCKEFELLER PLAZA NEW YORK, NEW YORK 10112-4498 TEL +1 212.408.2500 FAX +1 212.408.2501 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

November 21, 2014

Liberty Broadband Corporation

12300 Liberty Boulevard

Englewood, CO 80112

Ladies and Gentlemen:

As counsel for Liberty Broadband Corporation, a Delaware corporation (the “Company”), we have examined and are familiar with the Registration Statement on Form S-1, as amended (File No. 333-199428) (the “Registration Statement”), filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance of up to 17,669,472 shares (the “Series C Shares”) of the Company’s Series C common stock, par value $.01 per share (the “Series C Common Stock”), and the transferable rights to subscribe for Series C Shares (the “Series C Rights”) to be issued by the Company in a distribution (the “Distribution”) to holders of its Series A common stock, par value $.01 per share, Series B common stock, par value $.01 per share, and Series C Common Stock, in each case as of 5:00 p.m., New York City time, on December 4, 2014. Following the Distribution, the Company proposes to issue Series C Shares upon exercise of the Series C Rights (the “Rights Offering”), in accordance with and as more fully set forth in the prospectus forming part of the Registration Statement.

In connection with rendering our opinion, we have examined, among other things, originals, certified copies or copies otherwise identified to us as being copies of originals, of (i) the Company’s Restated Certificate of Incorporation as in effect on the date hereof; (ii) the Bylaws of the Company as in effect on the date hereof; (iii) the form of stock certificates representing the Series C Common Stock included as Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 filed on July 25, 2014 (File No. 333-197619); (iv) the form of Series C Rights certificate included as Exhibit 4.2 to the Registration Statement; (v) records of proceedings of the boards of directors of the Company; and (vi) such other documents, records and certificates of public officials as we deemed necessary or appropriate for the purpose of rendering this opinion. In rendering this opinion, we have relied, to the extent we deem such reliance appropriate, on certificates of officers of the Company as to factual matters regarding the Company and the transactions described in the Registration Statement that were not readily ascertainable by us. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

On the basis of such examination and review, we advise you that, in our opinion: (i) upon distribution of the Series C Rights pursuant to the Rights Offering, as described in the prospectus forming part of the Registration Statement, the Series C Rights will be duly authorized and validly issued and (ii) upon the issuance, delivery and sale against payment therefor in accordance with the Series C Rights and the Rights Offering, as described in the prospectus forming part of the Registration Statement, the Series C Shares issued upon exercise of the Series C Rights will be duly authorized, fully paid, validly issued and non-assessable.

This opinion is limited to the corporate laws of the state of Delaware and the laws of the United States of America. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.
BAKER BOTTS L.L.P.